Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-257092, 333-263277, and 333-266180 on Form S-3 and Registration Statement Nos. 333-270659, 333-258531, 333-267387, and 333-283530 on Form S-8 of our reports dated February 24, 2025, relating to the financial statements of SoFi Technologies, Inc. and the effectiveness of SoFi Technologies, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K as of and for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
San Francisco, California
February 24, 2025